Exhibit 10.3

STANDARD INSURANCE COMPANY

SUPPLEMENTAL RETIREMENT PLAN

FOR THE SENIOR OFFICER MANAGEMENT GROUP

2008 Restatement

2008 RESTATEMENT OF STANDARD INSURANCE COMPANY’S

SUPPLEMENTAL RETIREMENT PLAN

FOR SENIOR OFFICER MANAGEMENT GROUP

STATEMENT OF PURPOSE

This Supplemental Retirement Plan for the Senior Officer Management Group covers members of the Senior Officer Management Group who are designated as Participants and who retire under the Standard Retirement Plan.

This Plan is separate from and in addition to both the Deferred Compensation Plan and the Standard Retirement Plan. It is intended that this Plan be unfunded and maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

The purpose of this Plan is to provide retirement benefit payments to those Participants who retire under the Standard Retirement Plan and whose retirement benefits from the Standard Retirement Plan are reduced either as a result of the deferral of a portion of the Participant’s annual compensation under his Deferred Compensation Agreement or as a result of provisions of the Internal Revenue Code and the Standard Retirement Plan which impose certain limits on qualified plan accumulations, compensation taken into account under the plan or benefits provided for highly compensated employees.

This Plan was revised in 1990 to conform its provisions to the provisions of the Standard Retirement Plan for Home Office Personnel 1988 Restatement and was most recently amended effective January 1, 2002. The Plan is being revised at this time to comply with applicable provisions of Internal Revenue Code Section 409A. This 2008 restatement of this Plan shall determine the Supplemental Retirement Benefit of any Participant whose retirement benefit is determined under the Standard Retirement Plan for Home Office Personnel 2002 Restatement, as amended, that becomes payable on or after January 1, 2008.

Standard Insurance Company hereby restates the following Supplemental Retirement Plan for the Senior Officer Management Group:

ARTICLE I

DEFINITIONS

Capitalized terms used but not defined herein shall have the same meanings as provided in the Standard Retirement Plan. The following terms, when used herein, shall have the meanings indicated in this Article unless a different meaning is clearly required by the context:

1.1 “Adjusted Credited Compensation” means the amount that would have been a Participant’s Compensation if the Participant had not deferred a portion of his compensation otherwise payable to him currently, at his own election, under the Deferred Compensation Plan.

1.2 “Anniversary Date” means January 1, 1980, and each January 1st thereafter.

1.3 “Beneficiary” means any person who receives a contingent or survivor benefit under the Plan as a result of a Participant’s death following the Participant’s Benefit Commencement Date pursuant to the designation made on the Participant’s Election Form or the Participant’s Surviving Spouse or Dependent Domestic Partner who receives a Supplemental Death Benefit.

1.4 “Benefit Commencement Date” means the date that benefit payments under the Plan commence pursuant to Section 4.3, either upon the Participant’s Separation from Service or the date elected by the Participant pursuant to Sections 2.2 and 4.3(a).

1.5 “Board” means the Board of Directors of Standard Insurance Company.

1.6 “Code” means the Internal Revenue Code of 1986, as amended, and applicable regulations.

1.7 “Company” means Standard Insurance Company, a life insurance company organized and existing under the laws of the state of Oregon, or any successor thereto.

1.8 “Compensation” means the Participant’s Credited Compensation as defined under the Standard Retirement Plan.

1.9 “Deferred Compensation Agreement” means the individual agreements to defer compensation entered into between members of the Senior Officer Management Group and the Company pursuant to the Deferred Compensation Plan.

1.10 “Deferred Compensation Plan” means the Standard Insurance Company Deferred Compensation Plan for Senior Officer Management Group as it presently exists and may, from time to time, be amended.

1.11 “Effective Date” means January 1, 1979. The effective date of this amended and restated Plan shall be January 1, 2008.

1.12 “Election Form” means the form executed by a Participant pursuant to Section 2.2, electing the time and form of commencement of the Supplemental Retirement Benefit and designating the Beneficiary for purposes of any contingent or survivor benefit under a Supplemental Retirement Benefit.

1.13 “Employer” means the Company, StanCorp Financial Group, Inc., the Standard Life Insurance Company of New York, Standard Mortgage Investors, LLC, StanCorp Investment Advisors, Inc., and any other person or business organization that has adopted and maintains the Standard Retirement Plan and has also elected to participate in this Plan with the consent of the Company.

1.14 “Hour of Service” means the Hours of Service determined under the Standard Retirement Plan.

1.15 “Participant” means a member of the Senior Officer Management Group, who has become a Participant in accordance with Article II of the Plan.

1.16 “Plan” means this Supplemental Retirement Plan for the Senior Officer Management Group as it presently exists and may, from time to time, be amended.

1.17 “Plan Year” means the twelve month period beginning on January 1 and ending on December 31.

1.18 “Senior Officer Management Group” means a select group of management or highly compensated employees of a participating Employer who are designated by the CEO of the Company as entitled to participate in the plan.

1.19 “Separation from Service” means the termination of a Participant’s employment with the Employer as determined under Treas. Reg. §1.409A-1(h)(1); provided that, for purposes of this definition, the term “Employer” shall include any member of the controlled group of entities that, with the Company and the Employer, comprise a single employer under Code Sections 414(b) and (c) and the Treasury Regulations thereunder.

1.20 “Service” means employment of the Participant by the Employer for the performance of labor or duties by the Participant on behalf of the Employer and for which the Participant is to be compensated by the Employer.

1.21 “Standard Retirement Plan” means the Standard Retirement Plan for Home Office Personnel, as evidenced by the documents for such plan and any amendments thereto.

1.22 “Supplemental Retirement Benefit” means the amount payable to a Participant from this Plan as provided under Section 4.1.

1.23 “Supplemental Death Benefit” means the amount payable to a Beneficiary of a Participant as provided under Section 4.4.

1.24 “Total and Permanent Disability” means a physical or mental condition that results in the Participant being eligible to receive disability benefits under the Federal Social

Security program or under any formal program of long-term disability insurance provided by the Employer. A Participant shall not be treated as having a Separation from Service due to Total and Permanent disability until the first date following the 29-month period during which the Participant has been separated from service with the Employer as a result of being unable to perform the duties of his position following a Total and Permanent Disability.

1.25 “Years of Service” means Years of Benefit Service or Years of Vesting Service as defined in the Standard Retirement Plan or the Standard Retirement Plan for Field Personnel, as applicable. For the purpose of determining the Participant’s Supplemental Retirement Benefit, his periods of Service shall be described as Years of Benefit Service. For the purpose of determining the Participant’s vested interest in his Supplemental Retirement Benefit, his periods of Service shall be described as Years of Vesting Service.

ARTICLE II

ELIGIBILITY AND ELECTION OF TIME AND FORM OF PAYMENT

2.1 Eligibility – Each member of the Senior Officer Management Group who is a Participant as of December 31, 2008 shall continue as a Participant. Each other individual who becomes a member of the Senior Officer Management Group and who is a participant in the Standard Retirement Plan shall become a Participant in this Plan on the first Anniversary Date on or after the date he is designated as a member of the Senior Officer Management Group. An individual shall cease to be a Participant as of the earliest of the date of his death, the date he has a Separation from Service prior to earning a Vested Percentage greater than zero percent (0%) or the date that all vested Supplemental Retirement Benefits accrued on his behalf, if any, have been paid to him.

2.2 Election of Time and Form of Payment – A Participant who first became eligible to participate in the Plan prior to January 1, 2009 and has not begun to receive benefits under the Plan as of December 31, 2008, shall, prior to December 31, 2008, elect the date of commencement of his vested Supplemental Retirement Benefit and the form of distribution of his vested Supplemental Retirement Benefit (including, if applicable, the Beneficiary who shall receive contingent or survivor benefits in the event of his death after his Benefit Commencement Date), in accordance with the provisions of Section 4.2 and 4.3, respectively, by execution of an Election Form. A Participant who first becomes eligible to participate in the Plan on or after January 1, 2009 shall, prior to the Anniversary Date of the year in which his participation is to commence, elect the date of commencement of his vested Supplemental Retirement Benefit and the form of distribution of his vested Supplemental Retirement Benefit (including, if applicable, the Beneficiary who shall receive contingent or survivor benefits in the event of his death after his Benefit commencement Date), by the execution of an Election Form.

After December 31, 2008 or the Anniversary Date of the year in which the Participant commences participation, as applicable, such election shall be irrevocable, except that:

(a) a Participant who has not become entitled to a distribution of his vested Supplemental Retirement Benefit may make an election to defer commencement of benefits under the Plan to a future specified date; provided that an election to defer commencement of benefits shall not take effect unless it is made more than one year before the date on which such payment is scheduled to commence and defers the date of payment commencement by at least five years; and

(b) a Participant may elect an alternative form of benefit within a reasonable period of time prior to his Benefit Commencement Date in accordance with the provisions of Section 4.3.

In its sole discretion, the Company may prescribe such rules regarding the filing of Election Forms as it deems necessary, including the time, form and manner in which such Election Forms must be filed; provided that any such rules shall not permit an Election Form to be filed later than the applicable time or times prescribed in the Plan.

2.3 Transition Rules – Notwithstanding any provision of the Plan to the contrary, but subject to Section 4.2(d), in the event that a Participant or his Beneficiary begins to receive a retirement benefit under the Standard Retirement Plan on or after January 1, 2008, the Participant or his Beneficiary, as applicable, shall also receive a Supplemental Retirement Benefit under this Plan, payable in the same form and at the same time as such retirement benefit is payable under the Standard Retirement Plan. A Participant or Beneficiary who began to receive benefits under this Plan prior to January 1, 2008 shall continue to receive such benefits in accordance with the terms of the Plan in effect at the time the benefit payments commenced.

ARTICLE III

VESTING OF SUPPLEMENTAL RETIREMENT BENEFIT

3.1 Vesting of Supplemental Retirement Benefit

(a) At any time, a Participant’s vested Supplemental Retirement Benefit shall be determined under the following schedule, according to his Years of Vesting Service:

Years of Vesting Service	Vested Percentage
Less than 5	0%
5 or more	100%

In addition, a Participant’s Vested Percentage shall be 100% upon his attainment of Normal Retirement Age while an employee.

(b) The portion of a Participant’s Supplemental Retirement Benefit to which he has attained a nonforfeitable right shall be referred to as his “vested Supplemental Retirement Benefit,” and shall equal the product of his Supplemental Retirement Benefit multiplied by his Vested Percentage, as determined above.

ARTICLE IV

PAYMENT OF SUPPLEMENTAL BENEFITS

4.1 Retirement Benefit – A Participant or his Beneficiary shall be entitled to receive his vested Supplemental Retirement Benefit under this Plan, payable in accordance with Section 4.2 and 4.3. The amount of the Supplemental Retirement Benefit shall be equal to (a) minus (b), where:

(a) is the retirement benefit that would be computed and paid under the Standard Retirement Plan if: (i) the Participant’s Adjusted Credited Compensation were used in computing the retirement benefit instead of the Participant’s credited Compensation, and (ii) no limitations were imposed under the Standard Retirement Plan with respect to the benefit payable thereunder or the amount of compensation taken into account in computing such benefit by virtue of Section 401(a)(17), Section 415 or other comparable provisions of the Code, or Treasury Regulations thereunder, as the same now exist or may hereafter be amended; and

(b) is the retirement benefit the Participant actually receives from the Standard Retirement Plan or, if the Participant has not begun to receive his retirement benefit under the Standard Retirement Plan on his Benefit Commencement Date, the retirement benefit the Participant would have received from the Standard Retirement Plan if his retirement benefit under the Standard Retirement Plan commenced on his Benefit Commencement Date.

4.2 Manner of Payment –

(a) For a Participant who has no spouse as of his Benefit Commencement Date, the vested Supplemental Retirement Benefit shall be paid in the form of a Straight Life Annuity providing monthly income payable for the Participant’s life, with no payments after death.

(b) For a Participant who has a spouse as of his Benefit Commencement Date, the vested Supplemental Retirement Benefit shall be paid in the form of a Qualified Joint and Survivor Annuity, which:

(1) provides monthly income payable for his life, and thereafter for the life of his spouse, with payments to the spouse equal to two thirds of the payments to the Participant, and

(2) is actuarially equivalent to a Straight Life Annuity for the life of the Participant.

(c) Notwithstanding Sections 4.2(a) and (b), a Participant may elect on an Election Form to receive his Supplemental Retirement Benefit in any alternative form of payment permitted under the Standard Retirement Plan that is a life annuity (as defined in Treas. Reg. §1.409A-2(b)(2)(ii)). A Participant’s initial election shall be filed at the time required under Section 2.2. If the Participant fails to make an initial election regarding the form of benefit under Section 2.2, the provisions of Section 4.2(a) or (b), whichever is applicable, shall apply. Any Participant, including a Participant who failed to make an initial election in a timely manner, may elect within a reasonable time prior to his Benefit Commencement Date to receive an alternative form of benefit.

(d) Notwithstanding any provision of the Plan to the contrary, if the Actuarial Value of the Participant’s vested Supplement Retirement Benefit does not exceed $5,000, the vested Supplemental Retirement Benefit shall be distributed to the Participant in the form of a lump sum upon his Separation from Service.

4.3 Time of Payment of Vested Supplemental Retirement Benefits – Except as provided in Section 4.3(b) below, payment of a Participant’s vested Supplemental Retirement Benefit shall begin upon the later of Separation from Service (including a Separation from Service as a result of Total and Permanent Disability) or the date designated by the Participant in his Election Form pursuant to Section 2.2.

(a) The date a Participant elects in his Election Form may be any specified date on or after the Participant’s Early Retirement Age, subject to the Company’s approval. If the Company fails to approve or reject the Participant’s election within the time period during which the Participant’s election may be made, it shall be deemed approved.

(b) Notwithstanding any other provision of the Plan:

(1) subject to Section 4.3(b)(2), any payment required to be made under the terms of the Plan on a specified date (including a Participant’s Separation from Service) may be made as soon thereafter as administratively practicable, but not later than the end of the calendar year that includes the date the benefit was otherwise required to commence under the terms of the Plan, and

(2) payment of vested Supplemental Retirement Benefits to a Participant who is a specified employee (as defined in Code Section 409A(a)(2)(B) and Treas. Reg. §1.409A-1(i)(l)) otherwise payable upon his Separation from Service shall not commence before the date that is six months after the date of the Participant’s Separation from Service. Prior to the last day of the seventh month following his Separation from Service, the Participant shall be paid, in the form of a lump sum, the total amount of monthly vested Supplemental Retirement Benefits that would have been payable to the Participant since the Participant’s Separation from Service but for the six-month delay, together with interest calculated at the rate that would be applied for purposes of computing the Actuarial Value of a benefit that commenced on the date of the Participant’s Separation from Service. Regular monthly payments of the Participant’s vested Supplemental Retirement Benefits, in accordance with the Participant’s election made pursuant to Section 2.2 and this Article IV, will commence during the seventh month following the Participant’s Separation from Service.

4.4 Death Benefit – Provided that a Participant’s Vested Percentage is greater than zero percent (0%) as of the date of his death, upon the Participant’s death prior to his Benefit Commencement Date, a Supplemental Death Benefit will become payable to the Participant’s Surviving Spouse or Dependent Domestic Partner. If the Participant has no Surviving Spouse or

Dependent Domestic Partner, no Supplemental Death Benefit shall be payable under this Plan. The Supplemental Death Benefit shall be equal to (a) minus (b) where:

(a) is the death benefit that would be computed and paid under the Standard Retirement Plan if: (i) the Participant’s Adjusted Credited Compensation were used in computing the death benefit instead of the Participant’s Credited Compensation, and (ii) no limitations were imposed under the Standard Retirement Plan with respect to the benefit payable thereunder, or the amount of compensation taken into account in computing such benefit by virtue of Section 401(a)(17), Section 415 or other comparable provisions of the Code, or Treasury Regulations thereunder, as the same now exist or may hereafter be amended, and

(b) is the death benefit the Beneficiary actually receives from the Standard Retirement Plan or, if the Beneficiary has not begun to receive the death benefit under the Standard Retirement Plan on the date his Supplemental Death Benefit commences, the death benefit the Beneficiary would have received from the Standard Retirement Plan if his death benefit under the Standard Retirement Plan had commenced on the date his Supplemental Death Benefit commenced.

The Supplemental Death Benefit shall be paid in the form of an annuity for the life of the Surviving Spouse or Dependent Domestic Partner only, whichever is applicable.

4.5 Cost of Living Adjustment – Supplemental benefits payable to the Participant or his Beneficiary under this Article IV shall be adjusted to take into account any post-retirement adjustments in the cost of living at the same time and in the same manner as any cost of living adjustments to the retirement benefits payable to the Participant or Beneficiary from the Standard Retirement Plan.

ARTICLE V

MISCELLANEOUS

5.1 Questions Determined by Company – The CEO of the Company or his designee (referred to hereinafter in this Section 5.1 as the “CEO”), has the discretionary authority to interpret terms of the Plan, to determine factual questions that arise in the course of administering the Plan, to adopt rules and regulations regarding the administration of the Plan, to determine the conditions under which benefits become payable under the Plan and to make any other determinations that the CEO believes are necessary and advisable for the administration of the Plan. Benefits under this Plan will be paid only if the CEO decides, in his discretion, that the applicant is entitled to them. In the event of any question or dispute as to retirement, the date of commencement of such retirement, the date of death of a Participant or his Beneficiary, the occurrence of any event that may entitle a Participant or Beneficiary to a benefit under this Plan, or the amount, time or form of payment of a benefit under the Plan, the decision of the Company, as determined by the CEO shall be binding on all interested parties. The CEO may employ such consultants and advisors as he deems necessary or desirable for carrying out his duties under the Plan. The benefit claim procedure and the review procedure under the Standard Retirement Plan are incorporated herein by reference; provided that, the authority exercised by the Plan Administrator under the Standard Retirement Plan shall be exercised by the CEO under this Plan.

5.2 Non-alienation of Payments – No Participant, Participant’s spouse, Dependent Domestic Partner, Beneficiary, heir or distributee or any other person, shall have the right to commute, encumber, assign, transfer, pledge or otherwise anticipate or dispose of the right to receive payments hereunder.

5.3 No Trust Created; Unsecured Creditors – Notwithstanding anything herein contained to the contrary, no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind or fiduciary relationship between the Company or the Employer and the Participants, their designated Beneficiaries or any other persons or distributees. Any deferred amounts shall continue for all purposes to be part of the general assets of the Company or the Employer, as applicable, subject to the claims of the Company’s or the Employer’s creditors, and the Company or the Employer shall in no way be restricted with regard to the control, investment and use of such amounts. To the extent that any person acquires the right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or the Employer.

5.4 Nonguarantee of Employment – Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Employer, as a member of the Senior Officer Management Group, an executive or in any other capacity. The Employer may terminate the employment of any Participant at any time the CEO of the Company determines such termination to be for the benefit of the Employer.

5.5 Applicable Law; Invalidity of Provisions – To the extent not preempted by Federal Law, the validity of this Plan or any of its provisions shall be determined under and construed according to the laws of the State of Oregon. If any provision of this Plan shall be held illegal or invalid for any reason, such determination shall not affect the remaining provisions of this Plan and it shall be construed as if said illegal or invalid provisions had never been included.

5.6 Section 409A Compliance – This Plan is intended to comply with the requirements of Code Section 409A, and the provisions herein shall be interpreted in a manner consistent with such intent.

5.7 Section Headings – The headings of this Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

5.8 Gender – The masculine pronoun whenever used includes the female pronoun.

ARTICLE VI

PLAN AMENDMENT AND TERMINATION

6.1 Amendment – The Plan may be amended in whole or in part from time to time by the Board; provided that, the Board may, in its sole discretion, delegate its authority to amend the Plan to the CEO of the Company; and further provided that, no amendment shall deprive any Participant of any of the benefits which have accrued to him prior to the date of the amendment

6.2 Termination – The Company, through action by the Board, reserves the right to terminate the Plan at any time, provided that the termination of the Plan shall not deprive any Participant of any of the benefits which have accrued to him prior to the date of the termination.

6.3 Notice of Amendment – Notice of every such amendment or the termination of the Plan shall be given in writing to each Participant or Beneficiary of a deceased Participant at the time and in the manner determined by the Company.

STANDARD INSURANCE COMPANY

By:
	President and Chief Executive Officer	Date